Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-147916 and 333-149077) of Entropic Communications, Inc. of our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Diego, California

February 27, 2008